Exhibit 11

EXECUTION COPY

PARALLEL INVESTMENT AGREEMENT

by and between

WLR RECOVERY ASSOCIATES IV LLC

and

INVESCO WLR IV ASSOCIATES LLC

Dated May 30, 2008

(Effective as of December 6, 2007)

This PARALLEL INVESTMENT AGREEMENT, dated May 30, 2008, but intended to be effective as of December 6, 2007 (this “Agreement”), is entered by and between WLR RECOVERY ASSOCIATES IV LLC, a Delaware limited liability company (the “Fund GP”), and INVESCO WLR IV Associates LLC, a Delaware limited liability company (the “ESC GP”).

WHEREAS, the Fund GP and the ESC GP are the general partners of, respectively, WLR Recovery Fund IV, L.P. a Delaware limited partnership (the “Fund”), and WLR IV Parallel ESC, L.P., a Delaware limited partnership (the “ESC”);

WHEREAS, the Fund has been established to make investments in the securities and obligations of domestic and foreign companies that are experiencing significant financial or business difficulties, including companies involved in bankruptcy or other reorganization and liquidation proceedings;

WHEREAS, the ESC has been established to allow employees of INVESCO PLC to make investments on a pro rata and parallel basis with the Fund;

WHEREAS, (i)  the parties desire that the ESC act as parallel vehicle of the Fund, as provided in Section 6.08 of the Amended and Restated Limited Partnership Agreement of the Fund dated as of September 25, 2007 (as amended and restated from time to time, the “Fund Partnership Agreement”); and (ii) the ESC desires to support the activities of the Fund by delegating, to the maximum extent permitted by law, to the Fund GP, the power and authority to act on behalf of the ESC, all on the terms and subject to the conditions specified herein and in the Amended and Restated Limited Partnership Agreement of the ESC dated as of December 6, 2007 (as amended and restated from time to time, the “ESC Partnership Agreement”); and

WHEREAS, capitalized terms used herein and not defined herein have the respective meanings set forth in the Fund Partnership Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and adequacy of which are acknowledged, the parties hereto agree as follows:

ARTICLE I
INVESTMENT ARRANGEMENTS

Section 1.1             Investment by the ESC.

(a)        During the term of the Fund, to the maximum extent practicable, the ESC shall  invest on a pro rata basis (based upon the capital available for investments of the ESC and the undrawn commitments of the Fund) with, and on the same terms and conditions of the Fund in each Portfolio Investment including, without limitation, any Follow-on Investment made by the Fund.

(b)        If the Fund GP so determines, the ESC shall sell or dispose of securities purchased pursuant to Section 2.1(a) hereof at the same time, and on the same terms and conditions, as the Fund.

Section 1.2             Expenses.  The ESC shall bear and pay out of its capital contributions (i) its pro rata share of Organizational Expenses and (ii) its pro rata share of operating expenses in accordance with Section 5.02 of the ESC Partnership Agreement.

ARTICLE II
INVESTMENT PROCESS

Section 2.1             Investment Decisions.  To the maximum extent permitted by law, all decisions relating to the acquisition and disposition of Portfolio Investments by the ESC and any other decisions in connection therewith shall be delegated to the Fund GP, provided, however, that the ESC GP shall remain responsible for the management and control of the Partnership.

Section 2.2             Power of Attorney.

(a)        Appointment.  The ESC GP hereby constitutes and appoints the Fund GP as the true and lawful representative and attorney-in-fact of the ESC to:

(i)           investigate, select, negotiate, structure, purchase, invest in, hold, pledge, exchange, transfer and sell or otherwise dispose of Portfolio Investments and temporary investments;

(ii)           monitor the performance of Portfolio Investments and temporary investments, designate members of the board of directors of Portfolio Companies or obtain equivalent representation, exercise all rights, powers, privileges and other incidents of ownership or possession with respect to Portfolio Investments and temporary investments and to take whatever action, including steps to influence key management decisions of Portfolio Companies and voting shares of capital stock or other ownership interests issued by such Portfolio Companies as may be necessary or advisable as determined by the Fund GP in its discretion;

(iii)           open, maintain and close bank accounts and draw checks or other orders for the payment of money and open, maintain and close brokerage, money market fund and similar accounts;

(iv)           hire, for usual and customary payments and expenses, consultants, brokers, attorneys, accountants and such other agents for the ESC as it may deem necessary or advisable, and authorize any such agent to act for and on behalf of the ESC; and

(v)           take any and all other actions which are determined by the Fund GP to be necessary, convenient or incidental to the Investment Agenda.

(b)        Irrevocable.  The foregoing grant of authority is a special power of attorney coupled with an interest in favor of the Fund GP and as such shall be irrevocable and shall survive the merger, dissolution or other termination of the existence of the ESC GP.

(c)        No control of the ESC. The Fund GP shall for all purposes herein be deemed to be an independent contractor with respect to the ESC.  Except as expressly provided in this

Agreement, the Fund GP shall have no right or power to participate in the management or affairs of the ESC.  The exercise by the Fund GP of any right conferred herein shall not be construed to constitute participation by the Fund GP in the control of the business of the ESC so as to make the Fund GP liable as a general partner for the debts and obligations of the ESC for purposes of the Delaware Act.

ARTICLE III
BOOKS AND RECORDS

At all times during the term of this Agreement, the parties shall maintain at their respective principal places of business a complete and accurate set of files, books and records of all business activities and operations conducted by each of them in connection with this Agreement.  Each party shall have the right during normal business hours to examine such books and records.

ARTICLE IV
TERM

This Agreement shall terminate when the Fund dissolves and terminates.  This Agreement may not be earlier terminated, and may not be extended, amended or modified, without the prior written consent of both parties.  The ESC’s obligation to invest with the Fund shall be suspended if the Fund's investment activities are suspended in accordance with Section 8.06(a) of the Fund Partnership Agreement, provided, however, that the ESC's obligation to invest with the Fund shall re-start if the conditions set forth in Section 8.06(c) of the Fund Partnership Agreement are satisfied.

ARTICLE V
INDEMNIFICATION

The ESC shall bear and be liable to pay its pro rata share of indemnification obligations to the Indemnified Parties in accordance with Article XVIII of the Fund Partnership Agreement.

ARTICLE VI
MISCELLANEOUS

Section 6.1             Notice.  Any notice or demand required or permitted to be given or made to or upon any party hereto pursuant to any provision of this Agreement shall be deemed to have been duly given or made for all purposes if (i) in writing and delivered by hand against receipt, or sent by certified or registered mail, postage prepaid, return receipt requested, or (ii) sent by telegram, electronic mail, telecopy, or other electronic means, to such party at the following address:

To the Fund GP at:

WLR Recovery Associates IV LLC
c/o WL Ross & Co. LLC

1166 Avenue of the Americas, 27th floor
New York, New York  10036
Attention: Chief Financial Officer
Telephone: 212-826-1100
Telecopy: 212-317-4892
email: mgibbons@wlross.com

To the ESC GP at:

INVESCO WLR IV Associates LLC
c/o INVESCO Private Capital, Inc.
1166 Avenue of the Americas, 27th floor
New York, New York  10036
Attention:  Benjamin Gruder
Telephone:  212-278-9821
Telecopy:  212-278-9811
email: Ben_Gruder@invesco.com

or such other address as any party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this Section 6.1. The date of giving or making of any such notice or demand shall be the earlier of the date of actual receipt, or five business days after such notice or demand is sent, or, if sent in accordance with clause (ii), the next business day following the day such notice or demand is actually transmitted.

Section 6.2             Entire Agreement.  This Agreement contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters, and cannot be changed or terminated orally.

Section 6.3             Waiver.  Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing and must be signed by the party waiving any provision hereof.

Section 6.4             Remedies.  Each of the parties acknowledges that the subject matter of this Agreement is of a special, unique and extraordinary character, and that any violation of this Agreement by any party to this Agreement would be likely to be highly injurious to the other party.  Each of the parties agrees that if either party defaults in the performance of its obligations under this Agreement, the other party shall be entitled, in addition to any other remedies that it may have, to enforce this Agreement by a decree of specific performance in a court of competent jurisdiction requiring such party to perform its obligations under this Agreement.

Section 6.5             Separability.  If any provision of this Agreement shall be held to be invalid or unenforceable by any court of competent jurisdiction, the balance of this Agreement shall remain in effect.

Section 6.6             Counterparts. This Agreement or any amendment hereto may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement (or amendment, as the case may be).

Section 6.7             Further Assurances.  Each of the Fund and the ESC will take such further actions as may be necessary and appropriate to effectuate the terms of this Agreement.

Section 6.8             Assignment.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Fund or the ESC or any other third party.  This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of the other party.

Section 6.9             Headings.  Captions in this Agreement are for convenience only and do not define or limit any term of this Agreement.

Section 6.10           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the state of Delaware (without regard to conflict of laws principles).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivery by their respective duly authorized officers as of the date first above written.

WLR RECOVERY ASSOCIATES IV LLC, on its behalf an on behalf of WLR Recovery Fund IV, L.P.

By:	WL Ross Group, L.P., its managing member

	By:	El Vedado LLC, its general partner

	By:	/s/ Michael J. Gibbons
Name: Michael J. Gibbons
Title: Manager

INVESCO WLR IV ASSOCIATES LLC, on its behalf and on behalf of WLR IV Parallel ESC, L.P.

By:	INVESCO Private Capital Inc., its managing member

By:	/s/ Benjamin Gruder
	Name:	Benjamin Gruder
	Title:	Assistant Secretary